EXHIBIT 99.1

     Gulf Island Fabrication, Inc. Reports Third Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--Oct. 27, 2004--Gulf Island Fabrication, Inc. (NASDAQ:GIFI) today reported net income of $1.7 million ($.14 diluted EPS) on revenue of $35.8 million for its third quarter ended September 30, 2004, compared to net income of $4.0 million ($.34 diluted EPS) on revenue of $63.3 million for the third quarter ended September 30, 2003. Net income for the first nine months of 2004 was $9.2 million ($.76 diluted EPS) on revenue of $128.0 million, compared to net income of $9.6 million ($.81 diluted EPS) on revenue of $147.5 million for the first nine months of 2003.
    The company had a revenue backlog of $59.1 million and a labor backlog of approximately 727 thousand man-hours remaining to work, which consist of work remaining at September 30, 2004 and commitments received since September 30, 2004.

                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)
                                            September 30, December 31,
                                                2004          2003
                                             ------------  -----------
Cash and short-term investments             $     45,094  $    22,050
Total current assets                              85,916       81,407
Property, plant and equipment, at cost, net       60,845       58,259
Total assets                                     147,406      140,316
Total current liabilities                         14,292       20,696
Debt                                                   0            0
Shareholders' equity                             124,361      111,591
Total liabilities and shareholders' equity       147,406      140,316

    The management of Gulf Island Fabrication, Inc. will hold a conference call on Thursday, October 28, 2004, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended September 30, 2004. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing
1.800.289.0504. A digital rebroadcast of the call is available two hours after the call and ending November 4, 2004 by dialing 1.888.203.1112, replay passcode: 958119.
    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.


                     GULF ISLAND FABRICATION, INC.
             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (in thousands, except per share data)


                               Three Months Ended  Nine Months Ended
                                 September 30,       September 30,
                               ------------------  -------------------
                                 2004      2003      2004      2003
                               ---------  -------  ---------  --------

Revenue                        $ 35,753  $63,329  $ 127,990  $147,505
Cost of revenue                  32,060   56,072    110,465   129,630
                               ---------  -------  ---------  --------
Gross profit                      3,693    7,257     17,525    17,875
General and administrative
 expenses                         1,197    1,234      3,763     3,568
                               ---------  -------  ---------  --------
Operating income                  2,496    6,023     13,762    14,307

Other income (expense):
  Interest expense                   (9)      (7)       (36)      (30)
  Interest income                   168       39        355       170
  Other                               4       15         51        19
                               ---------  -------  ---------  --------
                                    163       47        370       159
                               ---------  -------  ---------  --------

Income before income taxes        2,659    6,070     14,132    14,466

Income taxes                        931    2,037      4,946     4,892
                               ---------  -------  ---------  --------


Net income                     $  1,728  $ 4,033  $   9,186  $  9,574
                               =========  =======  =========  ========


Per share data:
  Basic earnings per share:    $   0.14  $  0.34  $    0.76  $   0.81
                               =========  =======  =========  ========

  Diluted income per share:    $   0.14  $  0.34  $    0.76  $   0.81
                               =========  =======  =========  ========


    Weighted-average shares      12,136   11,787     12,022    11,774
    Effect of dilutive
     securities: employee stock
     options                        121      100        137       119
                               ---------  -------  ---------  --------
    Adjusted weighted-average
     shares                      12,257   11,887     12,159    11,893
                               =========  =======  =========  ========

Depreciation included in
 expense above                 $  1,525  $ 1,353  $   4,496  $  3,887
                               =========  =======  =========  ========

Cash dividend declared per
 common share                  $   0.05  $     -  $    0.15  $      -
                               =========  =======  =========  ========

    CONTACT: Gulf Island Fabrication, Inc.
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100
             www.gulfisland.com